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                                                                   EXHIBIT 10.18

                       PATENT LICENSE AGREEMENT - DEVICES

This Patent License Agreement - Devices (the "Agreement") is made effective as of the date last signed below (the "Date of Execution") by and between A.T. Cross Company, a Rhode Island corporation having its principal place of business at One Albion Road, Lincoln, RI 02865, (hereinafter Licensee) and NeoMedia Technologies, Inc., a Delaware corporation having its principal place of business at 2201 Second Street, Suite 600, Fort Myers, Florida 33901 (hereinafter "NeoMedia").

RECITALS

         WHEREAS, NeoMedia is the owner of, or has acquired rights under, numerous U.S. patents and patent applications, as well as foreign patent applications, relating to methods and systems for using bar code symbols or other auto-ID media (such as RFID tags) to connect users to and transmit data over the Internet;

         WHEREAS, Licensee is desirous of obtaining a worldwide, non-exclusive license under the NeoMedia Licensed Patents as defined herein;

         WHEREAS, NeoMedia is willing to grant such license under such patent rights in consideration of royalty payments to be made by Licensee;

         NOW THEREFORE, in consideration of the premises, Licensee and NeoMedia hereby agree as follows:


SECTION 1 - DEFINITIONS

1.1 "Auto ID Technology" shall mean any technology that enables a Device to scan, read, identify, or otherwise input machine-readable data from a carrier in an automatic or semi-automatic manner (i.e. not manually entered by a human operator such as by keyboard entry) which is listed on Exhibit A attached hereto, as may be amended by a fully signed amendment to this Agreement as executed by both parties. Examples of Auto ID Technology include but are not limited to any type of bar code scanning, radio frequency identification (RF-ID), audio signal decoding and voice recognition techniques.

1.2 "Devices" shall mean those products which are intended for use by an end-user to facilitate communication by the end-user over a Computer Network in conjunction with a Switch. Devices licensed hereunder are identified in Exhibit A attached hereto as may be amended by a fully signed amendment to this Agreement as executed by both parties and may be referred to hereinafter as "Licensed Devices".

1.3 "Computer Network" shall mean a network of computers or computer networks, such as the Internet, comprising one or more computing devices connected by data transmission means (both wired and wireless).

1.4 "Licensed Patents" shall mean all patents and patent applications existing and owned by NeoMedia as of the Date of Execution as well as those obtained or created thereafter, together with all parents, improvements, provisional applications, continuations, continuations-in-part, divisions, extensions, re-examinations or reissues thereof and patents issuing thereon, and any counterpart foreign patent applications and patents.

1.5 "Switch" shall mean any computing product that receives data, such as (but not limited to) data obtained from a bar code, from a Device via a Computer Network and performs a task as a function of the received data. An example of a Switch includes, but is not limited to, a server computer programmed with a database that receives bar code data from a Device, retrieves a URL (or IP address, computer name, or other resource locator) from the database as a function of the index, and returns the URL to enable the Device to communicate with the computing device designated by the URL and retrieve the resource.

1.6 "Affiliate" means, with respect to a party of this Agreement, any corporation, company, division, partnership, joint venture or other firm or entity in which such party to this Agreement directly or indirectly owns or controls, (a) in the case of a corporate Affiliate, fifty percent (50%) or more of the participating shares entitled to vote for the election of directors; or (b) in the case of a non-corporate Affiliate, fifty percent (50%) or more of the equity interest or beneficial interest of such non-corporate Affiliate.


SECTION 2 - LICENSE GRANT

2.1 Non-Exclusive License Grant. NeoMedia hereby grants to Licensee a personal, non-transferable (except as provided herein), worldwide, non-exclusive license, under the Licensed Patents, subject to the terms of this Agreement, to make, have made, use, sell and offer for sale Devices (hereinafter "Licensed Devices").

2.2 (a) No Switch Flow-Through Rights Granted. No rights, implied or express, to make, have made, use, operate, sell or offer for sale a Switch are granted herein, nor are any such rights conveyed directly or indirectly to Licensee or to any owner or user of a Licensed Device.
     (b) Third Party Switch Licenses. Licensee may, however, derive certain license rights for Devices under third party Switch licenses issued by NeoMedia, which extends certain patent rights to manufacturers, distributors, etc. of Devices used exclusively with a Switch licensed by NeoMedia. Such rights (hereinafter referred to as "Third Party License Rights") are governed exclusively by the terms of such third party Switch license. For example, as of the date of execution of this Agreement, NeoMedia is a party to a Third Party Switch license with Digital Convergence ("DC"), which provides in pertinent part as follows: "The non-exclusive grant provided hereunder includes flow-through rights sufficient to allow (i) DC's Affiliates, distributors, business partners, dealers, agents, franchisees, licensees (direct and indirect), and customers to act in furtherance of DC's license hereunder. . . ."

2.3 Covenant Not To Sue. Licensee, and the owner or operator of a Licensed
Device shall be immune from claims of patent infringement by NeoMedia due solely to the use of such Licensed Device. Such immunity from suit shall be limited to the use of a Licensed Device and shall not extend in any manner whatsoever to the manufacture, use, or sale of a Switch (whether or not used with a Licensed Device), and NeoMedia reserves any and all rights it may have to proceed with a claim of patent infringement or otherwise against any person or entity that makes, uses or sells a Switch that is not otherwise licensed by NeoMedia.
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2.4 No Sub-License Rights. Licensee is granted no rights to grant sublicenses to third parties under the Licensed Patents.

2.5 Reservation of Rights by NeoMedia. NeoMedia reserves all rights under the Licensed Patents not expressly conveyed to Licensee under this Agreement. NeoMedia retains full discretion regarding prosecution of its Licensed Patents, including but not limited to abandonment of any pending patent application or lapse of any issued patent.

SECTION 3 - ROYALTIES AND PAYMENT

3.1 (a) Royalty. Licensee shall pay to NeoMedia a royalty of (i) Two Dollars ($2.00) per Licensed Device sold incorporating one Auto-ID Technology, (ii) Two Dollars and Seventy Five Cents ($2.75) per licensed Device incorporating two Auto-ID Technologies; and (iii) an additional Fifty Cents ($0.50) per Licensed Device for the third as well as each additional Auto-ID Technology incorporated into the Licensed Device (collectively, the "Royalty"). The Royalty shall be payable quarterly within forty-five days (45) after the end of each calendar quarter and shall be accompanied by a report setting forth (i) the computation of the Royalty payment for such quarter, (ii) including a computation of the number of Licensed Devices sold for that calendar quarter and (ii) the number of Technologies incorporated into each such Licensed Device; and (iv) a 12 month forward looking rolling forecast of Licensed Devices (the "Royalty Report").
     (b) Third Party License Rights. No Royalty shall be due NeoMedia from Cross for Devices duly licensed pursuant to Third Party License Rights, as described in Section 2.2 of this Agreement.

3.2 Payment Location. All Royalty payments to NeoMedia, shall be made in U.S. Dollars at the address specified in Section 6.16 below.

3.3 Record Keeping; NeoMedia Audit Rights. In connection with such royalty payments under this Section 3, Licensee shall maintain, throughout the Term of this Agreement for three (3) years thereafter, all usual, proper, complete and accurate relevant sales and accounting records of Licensee necessary to determine the Royalties due NeoMedia hereunder. Such records shall be available for inspection by NeoMedia during usual business hours and upon reasonable notice of not less than fifteen (15) days prior to the proposed beginning of the audit, for the purpose of verifying such reports. NeoMedia's Audit Rights shall be limited to a maximum of one (1) audit per Licensee fiscal year, and any audit must be initiated within twelve (12) months of the end of the license year, except that if such audit reveals payment irregularities. NeoMedia shall be entitled to audit any prior license years. Such inspection shall be at NeoMedia's expense; however, if the audit reveals overdue payments in excess of five percent (5%) of the payments owed during the period covered by the audit, Licensee shall pay the reasonable costs of such audit.

SECTION 4 - REPRESENTATIONS, COVENANTS, INDEMNIFICATION

4.1 Corporate Power; Patent Ownership. Licensee and NeoMedia each represents and warrants that it has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by each of Licensee and NeoMedia, and constitutes the legal, valid and binding obligation of Licensee and NeoMedia, enforceable against each of them in accordance with its terms. NeoMedia represents and warrants that it holds United States Patent Nos. 5,933,829; 5,978,773; and 6,108,656.

4.2 Limitation of Liability. Licensee acknowledges and agrees that NeoMedia, in its capacity, solely as licensor of the Licensed Patents hereunder, has no obligation to and will in no way supervise or control (directly or indirectly) the design, production, marketing, instructions relating to use, notices, distribution or sales of Licensed Devices and/or any component thereof. NeoMedia shall have no liability, responsibility or obligation whatsoever, regardless of the form of action or basis of the claim (whether in contract, tort, including negligence, or otherwise), with respect to Licensee's customers, potential customers or any other third parties as a result of the acts, omissions or activities of Licensee or any other third party in connection with or as a result of the design, production, marketing, distribution or sales of the Licensed Devices.

4.3 Indemnification. Licensee hereby agrees to defend, indemnify and hold NeoMedia, its affiliates and their respective officers, directors, employees and agents harmless from and against any and all costs, liabilities, obligations, judgments, fines, penalties, expenses or damages (including reasonable attorneys' fees and court costs) arising out of or in connection with any claim, demand or cause of action relating to (a) Licensee's design, manufacture, distribution, demonstration, advertising, promotion, offering for sale and/or sale of the Licensed Devices and/or Licensee's customer's use thereof including, but not limited to, any actual or alleged misuse or infringement of any trademark, copyright, patent, process, idea, method, device, logo, symbol, insignia, name, term or material contained therein other than those licensed by NeoMedia pursuant to the terms and conditions of this Agreement; (b) any actual or alleged defect(s) of the Licensed Devices; and/or (c) a breach of any representation or warranty made by Licensee under this Agreement. Licensee shall have the right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise using counsel of its own choosing, subject to the prior approval of NeoMedia; provided, however, that (i) NeoMedia may fully participate with Licensee's full cooperation in such defense to protect its own interests, if NeoMedia determines that such participation is necessary; and (ii) under no circumstances shall Licensee settle or otherwise compromise any such claim or action without fifteen days (15) prior written notice of the proposed settlement agreement to NeoMedia. In the event that the proposed settlement: (i) shall have a material adverse impact on NeoMedia, NeoMedia shall notify Cross within five (5) days after expiration of the notice period and Cross shall not settle such matter unless NeoMedia provides its prior written consent to an acceptable settlement, such consent not to be unreasonably withheld by NeoMedia; or (ii) shall result in any impact upon NeoMedia's patents or intellectual property rights, then notwithstanding the terms of the immediately foregoing subsection (i), NeoMedia shall notify Cross within five
(5) days after expiration of the notice period and Cross shall not settle such matter unless NeoMedia provides its prior written consent, in NeoMedia's sole discretion. In either event, NeoMedia agrees to cooperate with Licensee, at Licensee's expense, and provide copies of any documents or materials reasonably requested by Licensee in support of its defense of NeoMedia hereunder, unless otherwise mutually agreed upon in writing.

4.4 Prohibition against use of Trademarks. Except as may be required by law in
Section 6.8 ("Patent Marking") nothing in this Agreement shall be construed as conferring upon either party any right to include in advertising, packaging or other commercial activities related to products (and components thereof), processes, methods, systems, Devices, any reference to the other party, its trade names, trademarks or service marks in a manner which would be likely to cause confusion or to indicate that such Devices are in any way certified by the other party hereto.
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4.5 Press Releases; Confidentiality. Neither NeoMedia nor Licensee shall make public information that the parties have reached an agreement or regarding the terms and conditions of the agreement without the review and written consent of the other party, which shall be provided within three (3) business days of receipt. Notwithstanding the foregoing, either party may unilaterally make factually accurate public disclosures as may be required under applicable law but each party agrees to provide the other with a draft of such disclosure at least three (3) business days prior to such disclosure. The provisions of Exhibit A shall be kept confidential by NeoMedia.

SECTION 5 - TERM AND TERMINATION

5.1 Term. This Agreement shall commence on the Date of Execution and shall continue in full force and effect until the expiration of the last to expire patent of the Licensed Patents, unless sooner terminated as permitted by this Agreement.

5.2 Breach. In case of material breach of this Agreement by a party, the other party shall have the right to terminate this Agreement if such material breach remains uncured after written notice to the breaching party and sixty (60) days opportunity to cure the breach to the reasonable satisfaction of the other party, except that monetary breaches shall be cured within five (5) business days of notice. Cure periods for monetary breaches shall not be used as a means to generally extend terms of payment. Any monetary breach that is not cured as set forth herein shall result in the automatic termination of the license rights granted herein. Any termination hereunder shall not preclude the ability of the parties to pursue any other remedies they may have in law or equity.

5.3 Accounting. After any termination or expiration of this Agreement, Licensee shall render an accounting for all unpaid Royalties pursuant to the license from the last such report up to the termination date. Such final accounting and payment shall be made within sixty (60) days after the termination or expiration date.

5.4 Sums Payable. Termination or expiration of this Agreement shall not excuse Licensee's obligation to make payments of sums due and payable at the time of any termination or expiration hereof.

5.5 Minimum Device Sales. Licensee agrees to maintain annual minimum sales of Devices ("Annual Minimums") in the aggregate amounts set forth on Exhibit A attached hereto and made a part hereof. In the event Licensee fails to attain the aggregate of the Annual Minimums, then NeoMedia, at its option, may, but is not required to, terminate this Agreement.


SECTION 6 - MISCELLANEOUS

6.1 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties as to the subject matter hereof, and supersedes and replaces all prior or contemporaneous agreements, written or oral, as to the subject matter. This Agreement may be changed only in a writing that states that it is an amendment or modification to this Agreement, and is signed by an authorized representative of each of the parties hereto.

6.2 Unenforceability. Any term or provision of this Agreement which is invalid or unenforceable or in conflict with the law of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without affecting the validity of the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction. Further, the parties agree that an arbitrator or a court of competent jurisdiction in a particular jurisdiction may reform a specific term of this Agreement should the applicability of such term or provision be held invalid or unenforceable in that jurisdiction so as to reflect the intended agreement of the parties hereto solely with respect to the applicability of such provision in said jurisdiction.

6.3 Modifications. Neither this Agreement nor any provision hereof may be released, discharged, waived, abandoned or modified in any manner, except by an instrument in writing signed on behalf of both of the parties hereto by their duly authorized officers or representatives.

6.4 Waiver. Any waiver of a default or condition hereof by either party shall not be deemed a continuing waiver of such default or condition. Any delay or omission by either party to exercise any right or remedy under this Agreement shall not be construed to be a waiver of any such right or remedy or any right hereunder. All of the rights of either party under this Agreement shall be cumulative and may be exercised separately or concurrently.

6.5 Not a Joint Venture. This Agreement does not constitute a partnership, joint venture or agency between the parties hereto, nor shall either of the parties hold itself out as such contrary to the terms hereof by advertising or otherwise, nor shall either of the parties become bound or become liable because of any representation, action, or omission of the other.

6.6 Attorney's Fees. In the event of any dispute arising out of a breach of or a default under this Agreement by one party, the prevailing party shall recover from the other, in addition to any other damage assessed, its reasonable outside attorneys' fees and court costs incurred in litigating such dispute. As used in this Section, a "prevailing party" is defined as the party for which a favorable judgment is entered on all, or substantially all, of the disputed issues between the parties, after exhaustion of all appeals.

6.7 Product Marking. Licensee shall provide all products that are Licensed Devices with product markings or the like appropriate to enable identification of such products as being Licensed Devices.

6.8 Patent Marking. Licensee shall abide by the provisions of 35 U.S.C. 287 relating to marking of all licensed Devices distributed or provided by it as soon as practicable after the Date of Execution with the patent numbers applicable thereto and licensed hereunder, which may be provided in writing from time to time to Licensee by NeoMedia.

6.9 Headings. The headings of sections and other subdivisions hereof are inserted only for the purpose of convenient reference and it is recognized that they may not adequately or accurately describe the contents of the provisions that they head, such headings shall not be deemed to govern, limit, modify or in any other manner affect the scope, meaning or intent of the provisions of this Agreement or any part or portion thereof, nor shall they otherwise be given any legal effect.

6.10 Grammar. Where the context of this Agreement requires, singular terms shall be considered plural, and plural terms shall be considered singular.

6.11 Choice of Law. This Agreement shall be governed by, performed under and construed in accordance with the laws of the State of Florida without giving effect to the conflicts of law principles thereof. Each party hereto irrevocably consents to jurisdiction and venue in the United States District Court in and for the Middle District of Florida, Ft. Myers Division.
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6.12 Assignability. This Agreement may not be assigned by Licensee, or transferred under operation of law or otherwise by Licensee, without the prior written consent of NeoMedia, except that this Agreement may be assigned to Licensee's Affiliate or to any successor to all or substantially all of Licensee's stock, assets or business operations in the related field, provided that the assignee of all or substantially all of the assets or business operations of Licensee in the related field agrees in writing to accept the terms and conditions of this Agreement, and further provided that if this Agreement is assigned to Licensee's Affiliate or successor without consent of NeoMedia, the Licensee shall maintain financial accountability for the obligations hereunder. This Agreement shall be binding on the successors and assigns of NeoMedia, and the permitted successors and assigns of Licensee.

6.13 Interpretation. The parties and their attorneys have each had opportunity to review and comment on this Agreement. Accordingly, the parties agree that the legal rule construing ambiguity against the drafter shall not apply in interpreting this Agreement.

6.14 Survival of Terms. The provisions of Sections 3.1, 3.2, 3.3, 4, 5.2, 5.3,
5.4 and 6 shall survive termination of this Agreement.

6.15 Facsimile Signatures and Counterparts. This Agreement may be executed in counterparts and by facsimile signatures.

6.16 Notification Address. Except as otherwise set forth herein, all notices given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by certified or registered mail, return receipt requested, or by express courier or delivery service, addressed to the attention of the General Counsel and President of the parties at their address specified herein or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. In addition, notices require a copy to be delivered to:

If to NeoMedia:            If to Cross:

Anthony Barkume, Esq.      Elizabeth Myers, Esq.
Greenberg Traurig, LLP     Hinckley, Allen & Snyder
Met Life Building          1500 Fleet Center
200 Park Avenue            Providence, RI 02903
New York, New York 10166
Fax: 212/801-6400          Fax: 401/ 277-9600

         Notices shall be deemed given when received; and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year last signed below.



NEOMEDIA:                                    LICENSEE:

NEOMEDIA TECHNOLOGIES, INC.                  A.T. CROSS COMPANY



/s/ Charles W. Fritz________________         /s/ David G. Whalen________________


Print Name: Charles W. Fritz                 Print Name: David G. Whalen

Title: CEO                                   Title: President and Chief
                                                    Executive Officer

Date: Jan. 10, 2001                          Date: January 10, 2001